Exhibit 10.6
***** CONFIDENTIAL TREATMENT REQUESTED

August 31, 2007

Sundi Sundaresh
[Address]

Dear Sundi,

We are offering you the following incentive to recognize your successful completion of three specific performance goals set forth in Appendix A that will lay the foundation for operating results in FY'09. You will receive a bonus on November 23, 2007 (subject to applicable withholdings) of up to two months of your current base pay rate upon completion of the first goal if fully achieved by September 30, 2007 and you are employed on the date of payment. You will receive a bonus on April 14, 2008 (subject to applicable withholdings) of up to four months of your current base pay rate upon completion of two goals set forth in Appendix A if fully achieved by March 31, 2008 and you are employed on the date of payment.

This performance incentive is in addition to, and not in lieu of, any Adaptec Incentive Plan (AIP) payment you are eligible to receive based on the Plan document, and any severance benefits you would be entitled to receive pursuant to the terms of your Employment Agreement.

If you voluntarily leave Adaptec's employment or are involuntarily terminated for cause prior to the completion of the performance goals you will not be entitled to receive that payment. If you are terminated other than for cause, you will be entitled to receive the incentive bonus payments when they would otherwise have been paid without regard to achievement of the performance goals or your continued employment. Cause is defined as any of the following: (1) A deliberate or serious breach of your material duties as assigned by the Company; (2) Refusal or unwillingness to perform such duties; or (3) Arrest or conviction for a felony, a serious violation of the law, or other crime involving moral turpitude, fraud, misappropriation of funds, habitual insobriety or illegal drug use.

If you are involuntarily terminated on or within nine months following a Change of Control as defined in the Company's 2004 Equity Incentive Plan ("Change of Control"), you will be entitled to receive the six month incentive payment without regard to achievement of the performance goals or your continued employment, payable immediately upon the termination of your employment.

The Company shall require any successor or assignee, in connection with any sale, transfer or other disposition of all or substantially all of Adaptec's assets or business, whether by purchase, merger, consolidation or otherwise, expressly to assume and agree to perform Adaptec's obligations under this Agreement in the same manner and to the same extent that Adaptec would be required to perform if no such succession or assignment had taken place. Adaptec will cover all of your legal expenses incurred by you to enforce this Agreement following a Change of Control, payable within ten (10) days of your submission of evidence of your incurring such expenses as a result of a refusal to pay benefits under this Agreement.

The commitment of the Company under this agreement is not revocable.

Sincerely,

/s/ Judith O'Brien

Judith O'Brien

Chair of the Compensation Committee

Acknowledged and Agreed to:

/s/ Sundi Sundaresh	September 4, 2007
Name	Date

*****   The omitted portions of this exhibit have been filed with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

APPENDIX A

    Performance goals by September 30, 2007
      Execute an agreement with Company A around *****, a ***** in exchange for Adaptec *****, each of which shall be subject to Board approval.
    Performance goals by March 31, 2008
      *****, subject to Board approval *****.
      Deliver and execute plan to *****.